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October 8, 1999

                                          K2 completes Ride acquisition.
                                          Transaction adds to growing snowboard
                                          position.





                  Los Angeles, California - October 8, 1999 - K2 Inc. (NYSE:KTO) announced the completion yesterday of its acquisition of Ride Inc. (OTC:RIDE), a Preston, Washington-based designer and manufacturer of snowboard equipment, apparel and accessories under the Ride, Liquid, 5150, Smiley and FullTilt brand names.
                  In the transaction, which is structured as a stock-for-stock merger, each RIDE share will be converted into 0.10 of a share of K2 common stock. Based on 14.3 million Ride shares outstanding, approximately 1.4 million K2 shares will be issued in the transaction, which has a total value of approximately $12.4 million.

                  "This acquisition further establishes the strength of K2's stable of powerful brand names, especially in snowboarding," said K2's Richard
M. Rodstein, president and chief executive officer. "We welcome Ride's enthusiastic and loyal customers to the K2 family and look forward to providing them with the technically innovative product they expect."

                  K2 Inc. is a leading designer, manufacturer and marketer of brand name sporting goods, other recreational and industrial products. The Company's sporting goods products include well-known names such as K2 and OLIN alpine skis, K2 SNOWBOARDS, BOOTS AND BINDINGS, K2 in-line skates, STEARNS sports equipment, SHAKESPEARE fishing tackle, K2 bikes, AND DANA DESIGN backpacks. K2's other recreational products include Planet Earth skateboards, Adio skateboard shoes and HILTON corporate casuals. K2's industrial products include SHAKESPEARE extruded monofilaments, marine antennas and fiberglass light poles.


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